Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective as of February 22, 2018 (the “Effective Date”), by and between Nortech Systems Incorporated, a Minnesota corporation, and/or its designated affiliate(s) (the “Company”), with offices located at 7550 Meridian Cir N #150, Maple Grove, MN 5536, and Crosscourt Group, LLC (“Consultant”), having an address of 3821 S Street NW, Washington, DC 20007.

1.                            Duties.

1.01.                     Scope of Services. The Company hereby retains Consultant to perform the Services [set forth on the attached Statement of Work and Nortech Consulting Proposal [described in this Section 1.01] (“Services”) as requested by the Company. [Services shall include Executive Consulting Services.]

1.02.                     No. Guarantee of Work. The Company does not agree to use Consultant exclusively, nor does the Company agree to offer any minimum amount of work to Consultant. Consultant shall provide only Services specifically requested by the Company and in accordance with the terms of this Agreement.

2.                            Compensation, Expenses, and Method of Payment.

2.01.                     Compensation. The Company shall pay Consultant an amount equal to $250 per hour with a maximum daily fee of $2000 for the time the Consultant renders Services pursuant to this Agreement. [The compensation set forth in this Article 2 constitutes the entire compensation to Consultant for performance of the Services.]. This agreement does not impact the board of director compensation consultant receives as a member of the Nortech Board of Directors.

2.02.                     Expenses. The Company agrees, that upon receipt of adequate supporting documentation, it shall reimburse Consultant for reasonable out-of-pocket business expenses actually incurred by Consultant in the performance of Services hereunder. All Services-related business expenses must be approved in writing and in advance by the Company and in accordance with any Company expense reimbursement policy that may be in effect from time to time and which has been delivered to Consultant.

2.03.                     Invoicing. Consultant shall submit to the Company a monthly invoice describing with specificity the Services provided by Consultant during the applicable period. Payment will be made only for Services performed at the Company’s request. The Company shall make payment to Consultant within thirty (30) days of the Company’s receipt of Consultant’s invoice. The Company will not pay for any Services for which Consultant fails to provide an invoice within four (4) weeks after Services are rendered.

2.04.                     Tax Withholding. Company shall issue to Consultant a Form 1099 for all compensation paid hereunder. The parties acknowledge and agree that, unless required by law to do so, the Company shall not withhold from any compensation it pays Consultant any amount for income taxes, self-employment taxes, social security taxes, or any other taxes, fees, or levies of any nature imposed by government authority pursuant to this Agreement, all of which shall be the sole responsibility of Consultant.

3.                                      Term and Termination.

3.01.                     Term. The term of this Agreement will be for a period of three month but in no event longer than May 10, 2018, unless terminated earlier pursuant to Paragraph 3.02.

3.02.                     Termination. This Agreement may be terminated at any time by either party, with or without cause, by giving the other party thirty (30) days written notice of intention to terminate; provided, however, that the Company may terminate this Agreement immediately and without notice as the result of Consultant’s breach of the provisions of this Agreement. In the event of any termination of this Agreement, Consultant shall promptly submit an invoice for rendered yet unbilled Services and expenses, and Company shall make payment as provided for in Article 2. Consultant shall be entitled to payment only for such compensation and expenses that were earned or incurred through the date of termination.

4.                                      Consultant’s Representations and Duties.

4.01.                     Qualifications and Performance. Consultant represents and warrants that Consultant: (i) has secured all necessary licenses, certificates and permits required to perform the Services; (ii) has the knowledge, skills, and experience necessary to perform the Services; (iii) will perform the Services to the best of Consultant’s ability and in accordance with the degree of skill, care, and diligence normally exercised by recognized professional persons or firms that supply services of a similar nature; and (iv) will perform the Services in accordance with all applicable federal, state, and local laws, regulations, and rules. If Consultant considers any information, documents or other particulars made available by the Company are not sufficient to enable Consultant to provide the Services in accordance with this Agreement, Consultant shall so advise the Company, and the Company shall endeavor to provide such further assistance, information or other particulars as the Company deems necessary. Consultant shall give immediate written notice to the Company of any fact, matter or thing that may affect Consultant’s ability to provide the Services.

4.02.                     Books and Records. Consultant shall maintain true and correct books and records in connection with the Services. Such books and records shall be: (i) adequate to document all Services that have been rendered in connection with this Agreement (including the hours worked in performing the Services, the dates on which the Services were performed, and a description of the Services performed); (ii) retained for a period of not less than twenty-four (24) months after termination of this Agreement; and (iii) made available for inspection and audit by the Company during normal working hours.

4.03.                     Independent Contractor.

(a)                                 Consultant, and any personnel retained by Consultant in the performance of his/her/its obligations hereunder, shall at all times be an independent contractor and shall not be deemed an employee or associate of the Company, and the Company shall have no control over the operations and activities of Consultant. Consultant shall not hold himself/herself/itself out as an employee, associate partner, franchisee, distributor, principal or agent of the Company, and shall have no authority to bind the Company to any contractual or legal obligation with any third party. Except as specifically provided in Article 2 of this Agreement, Consultant shall be solely responsible for all of Consultant’s own expenses incurred in the performance of Services under this Agreement.

(b)                                 Consultant shall determine the method, details, and means of performing the Services. The Company shall have no right to, and shall not, control the manner or determine the method of accomplishing the Services. The Company shall be entitled, however, to exercise a broad general power of control over the results of the Services performed by Consultant to assure satisfactory performance, including the right to inspect and test, the right to stop work, the right to make suggestions or recommendations as to the details of any deliverables, and the right to request modifications to the scope of the Services.

(c)                                  Consultant represents and warrants that he (and all employees and subcontractors who perform work for the Company on Consultant’s behalf) shall employ only persons authorized to work in the U.S. in compliance with applicable immigration laws, such as the Immigration Reform and Control Act of 1986, as amended, and the Illegal Immigrant Reform and Immigrant Responsibility Act of 1996, as amended. Consultant and his/her/its subcontractors shall be responsible for verifying the employment status of each person employed to perform Services for the Company, and for obtaining and maintaining the “I-9” and any other documentation required for any of its employees. Consultant further represents and warrants (and agrees to verify upon request) that all of its employees and contractors who perform work for the Company on Consultant’s behalf and are issued a Company badge shall have successfully passed a pre-employment substance abuse screening and criminal background check, and for any employee who will operate a motor vehicle in performance of his or her assignment for the Company, a motor vehicle record check. Consultant also represents that it has taken steps to ensure that his/her/its employees and contractors performing work for the Company understand their obligation not to disclose any confidential Company Confidential Information.

(d)                                 Substance Abuse and Background Screening. Consultant acknowledges that any individuals performing Services that require the issuance of a Company badge must have successfully passed a pre-engagement substance abuse screening and background verification check, and for any employee who will operate a motor vehicle in performance of Services, a motor vehicle record check. Consultant further understands that certain customers may require drug screening prior to being allowed to work on its facilities or its project. To the extent such requirements exist, Consultant agrees to undergo necessary drug screens.

4.04.                     No Conflicts. Consultant represents and warrants to the Company that neither Consultant nor any of Consultant’s personnel are currently subject to a non-competition, confidentiality, or other such agreement with a third party (including but not limited to another client or former employer), which conflicts with this Agreement or prohibits Consultant or Consultant’s personnel from being engaged by the Company or performing the Services.

4.05.                     Compliance with Company Policies. To the extent that the Company or its designated affiliates has in place a Code of Conduct, or other Company policy or policies (“Code”), that has as its goal to ensure that Company and its employees comply with all applicable federal and state laws and regulations, Consultant agrees that it will not act or conduct business in a manner that requires the Company to violate or act in a manner that contravenes such Code. While on the Company’s premises, Consultant shall comply strictly with all laws and regulations, take all safety precautions, and follow all of the Company’s safety and operating rules, including but not limited to any prohibition on weapons and the Company’s policies prohibiting harassment and discrimination. Consultant represents and warrants that Consultant shall at all times during the term of this Agreement act in the best interest of the Company and take no action that is or might be detrimental to the interests of the Company.

5.                                      Confidential Information.

5.01.                     Definition. “Confidential Information” means any information, technical data, or know-how (including, but not limited to, information relating to research, products, software, hardware, services, development, inventions, processes, engineering, marketing, techniques, customers, pricing, internal procedures, business and marketing plans or strategies, finances, employees and business opportunities) disclosed by the Company to Consultant, either directly or indirectly, in any form whatsoever (including, but not limited to, in writing, in machine readable or other tangible form, orally or visually), whether or not such information has been marked as “confidential” or “proprietary.” Confidential Information does not include information which (a) was already in Consultant’s possession prior to the time of disclosure to Consultant by the Company, provided that such information was not furnished to Consultant by a source known by Consultant to be bound by a confidentiality agreement with the Company, or otherwise prohibited from disclosing the information to Consultant, (b) was or becomes generally available to the public other than as a result of a disclosure by Consultant, (c) becomes available to Consultant on a non-confidential basis from a source other than the Company, provided that such source is not known by Consultant to be bound by a confidentiality agreement with the Company, or otherwise prohibited from disclosing the information to Consultant, or (d) which was or is independently developed by Consultant without violating Consultant’s obligations hereunder.

5.02.                          Confidentiality Obligations. In the performance of this Agreement, Consultant may receive Confidential Information. Consultant agrees, at all times: (i) to regard and preserve as confidential such Confidential Information; (ii) to refrain from directly or indirectly publishing or disclosing any part of such Confidential Information; (iii) to refrain from using Confidential Information except as required in connection with the Services for the Company without the prior written consent of the Company; and (iv) to refrain from any other acts or omissions that would reduce the value of such Confidential Information to the Company. Consultant agrees to require all employees or other consultants to whom Confidential Information must be disclosed in order to perform Services pursuant to this Agreement to sign a non-disclosure agreement containing limitations on disclosure and use substantially similar to the limitations in this Agreement.

5.03.                          Ownership of Confidential Information. All Confidential Information shall remain the exclusive property of the Company and/or any of its affiliate or subsidiary companies, and no license to any Confidential Information is granted to Consultant, The Company is free to use any information disclosed or generated under this Agreement without permission from Consultant.

5.04.                          Compelled Disclosure. In the event that Consultant believes, upon the advice of legal counsel, that Consultant is legally compelled to disclose any Confidential Information, Consultant will provide the Company with prompt notice, prior to the disclosure, so that the

Company may assist Consultant in obtaining a protective order or other protection of such information. In the event that a protective order or other remedy is not obtained, Consultant will disclose only that portion of the Confidential Information that the Company and Consultant mutually determine is legally required to be disclosed.

5.05.                     Return of Confidential Information. Upon termination of this Agreement or upon request by the Company, Consultant shall promptly return to the Company all originals and all copies of all property and assets of the Company created or obtained by Consultant as a result of, in the course of, or in connection with, this Agreement that are in Consultant’s possession or control, whether confidential or not, including, but not limited to, computer files, software programs, computer equipment, correspondence, notes, memoranda, notebooks, drawings, customer lists, or other documents concerning any idea, product, apparatus, invention or process manufactured, used, developed, investigated, or marketed by the Company.

5.06.                     Obligations to Third Parties. Consultant understands and acknowledges that the Company has a policy prohibiting the receipt by the Company of any confidential information in breach of Consultant’s obligations to third parties and the Company does not desire to receive any confidential information under such circumstances. Accordingly, Consultant will not disclose to the Company or use in the performance of any duties for the Company any confidential information in breach of an obligation to any third party. Consultant represents that Consultant has informed the Company, in writing, of any restriction on Consultant’s use of a third party’s confidential information that conflicts with any obligations under this Agreement.

6.                                      Intellectual Property. Consultant hereby acknowledges and agrees that, to the fullest extent permitted by applicable law, all Inventions (as defined herein) shall be “works made for hire” as defined in 17 U.S.C. § 101, as amended (and as such concept is similarly defined under any applicable foreign laws), and as such will constitute the sole and exclusive property of the Company without any further action required on the part of either party hereto. To the extent that any Invention does not qualify as works made for hire, Consultant hereby assigns to the Company all rights to any such Inventions. If the foregoing assignment is invalid or ineffective for any reason, then Consultant hereby grants the Company a perpetual, royalty-free, non-exclusive, worldwide license to fully exploit any intellectual property or propriety rights in the Invention, and any patents, copyrights and/or trademarks (or other intellectual property or propriety registrations or applications) resulting therefrom. Furthermore, Consultant hereby forever waives and agrees never to assert any moral rights it may have in all or any part of any Invention, even after the termination of this Agreement To perfect and effectuate the covenants contained in this Section, Consultant hereby further agrees to: (i) promptly and fully inform the Company in writing of all Inventions; (ii) promptly execute and deliver assignment or conveyance documentation to the Company evidencing that all of Consultant’s rights to all Inventions are the sole and exclusive property of the Company; and (iii) promptly acknowledge and deliver to the Company, without charge to the Company but at the Company’s expense, such written instruments and do such other acts as may be necessary, in the reasonable opinion of the Company, to obtain and maintain patents and/or copyright registrations and to vest the entire rights, interest in and title thereto in the Company. “Inventions” means discoveries, improvements, inventions, ideas and works of authorship (whether or not patentable or copyrightable or able to be trademarked, including, all associated rights thereto under any copyright, trademark and/or patent applications, registrations, continuations in part, extensions, and granted applications extending patent, copyright or trademark protections) made by Consultant, either solely or jointly with others, relating to any work performed by Consultant for the Company under this agreement based upon or derived from Confidential Information. Consultant further agrees to execute and deliver to the Company all such assignments, endorsements and other documents, and to take other such actions as the Company may reasonably request, in order to effectively transfer and assign the Inventions to the Company.

7.                                      Indemnification and Insurance.

7.01.                     Indemnification. Consultant shall indemnify, defend and hold the Company (and its affiliates and their respective directors, officers, employees, successors, assigns, insurers and agents) harmless from all claims, damages, losses and expenses (including reasonable attorneys’ fees incurred on such claims and in proving the right to indemnification) arising out of or resulting from any claim, action or other proceeding that is based upon (a) Consultant’s breach of any obligations, representations or warranties under this Agreement, or (b) any gross negligence act or willful misconduct of Consultant.

7.02.                     Insurance. Consultant shall, at Consultant’s expense, carry and maintain adequate liability insurance to protect both Consultant and the Company from any and all claims of any nature for damage to property, or for personal injury, including death, which may arise from Consultant’s performance of this. Agreement Consultant is solely responsible for securing and maintaining workers’ compensation insurance, if legally required, for Consultant and Consultant’s employees, if any. Consultant shall provide the Company with reasonable evidence of such insurance upon request.

8.                                      Non-Solicitation. During this Agreement and for a period of one year following any termination of this Agreement, Consultant will not, directly or indirectly, solicit for employment or hire any employee of the Company or any of its subsidiaries with whom Consultant has had contact or who became known to Consultant in connection with the Services. In addition, during the term of this Agreement and for a period of one year following any termination of this Agreement, Consultant will not solicit or induce any customer of the Company to cease doing business with the Company.

9.                            Miscellaneous.

9.01.                     Notices. All notices required or permitted by this Agreement shall be in writing and shall be delivered to the other party: (i) in person; (ii) by certified or registered mail, return receipt requested, postage prepaid; or (iii) by a reputable national courier with tracking capabilities, postage prepaid. Such notices shall be delivered to the addresses set forth above or to such other address as either party may designate in writing pursuant to this paragraph. All notices shall be deemed effective upon receipt.

9.02.                     No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

9.03.                     Assignment. Consultant may not assign this Agreement without the express written consent of the Company. The Company may assign this Agreement upon written notice to Consultant.

9.04.                     Counterparts. This Agreement may be executed in separate counterparts, and by facsimile, email, or other electronic means each of which will be deemed an original, and when executed separately or together, will constitute a single original instrument, effective in the same manner as if the parties had executed one and the same instrument.

9.05.                     Survival. The provisions of Articles 3, 5, 6, 7, 8 and 9 shall survive any termination or non-renewal of this Agreement.

9.06.                     Severability. In the event any one or more of the provisions contained in this Agreement are deemed illegal or unenforceable, such provision: (i) shall be construed in a manner to enable it to be enforced to the extent permitted by applicable law; and (ii) shall not affect the validity and enforceability of any legal and enforceable provision of this Agreement.

9.07.                     Remedies. Consultant acknowledges that a violation of Articles 5, 6 and 8 of this Agreement would cause irreparable harm to the Company, and that a remedy at law for any such violation would be inadequate. Thus, in addition to any other relief afforded by law, including damages sustained by a breach, threatened breach, or anticipated breach of this Agreement, and without any necessity of proof of actual damage, the Company will have the right to enforce this Agreement by specific enforcement, which will include, among other things, temporary and permanent injunctions to stop or prevent the breach, threatened breach, or anticipated breach of this Agreement, it being the understanding of the parties that both damages and injunctions will be proper modes of relief and are not to be considered as alternative remedies.

9.08.                     Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of Minnesota, without regard to choice of law rules. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the federal and state courts within the State of Minnesota, and each party hereby consents to personal jurisdiction in such forum, for any actions, suits or proceedings arising out of or relating to this Agreement (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Notwithstanding the foregoing, nothing in this Agreement will prevent Company from seeking interim or permanent injunctive relief or filing any action to recover property or amounts owed to Company by Consultant in any court having jurisdiction over Consultant.

9.09.                     Entire Agreement. This Agreement and any Statements of Work constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, whether oral or written, between the parties with respect to the subject matter hereof. This Agreement may only be modified in a writing signed by both of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have subscribed their names to this Agreement on the day and year written below.

Crosscourt Group, LLC (Consultant)		Nortech Systems Incorporated

By:	/s/ Bill Murray (Feb. 7, 2018)	By:	/s/ Richard G. Wasielewski

Name:	William Murray	Name:	Richard G. Wasielewski

Title:	President & CEO	Title:	CEO

Date:	Feb. 22, 2018	Date:	Feb. 22, 2018